EXECUTION VERSION
STOCKHOLDERS AGREEMENT OF
SOLO BRANDS, INC.
THIS STOCKHOLDERS AGREEMENT, dated as of October 27, 2021 (as it may be amended, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among Solo Brands, Inc., a Delaware corporation (the “Corporation”) and the parties listed hereto on Schedule I (each, a “Summit Party” and collectively, the “Summit Parties”) and certain equity holders of the Corporation set forth on Schedule II (the “Other Stockholders”). Certain terms used in this Agreement are defined in Section 7. The Summit Investors and the Other Stockholders are collectively referred to herein as the “Stockholders” and individually as a “Stockholder.”
RECITALS
WHEREAS, each Summit Party owns, directly or indirectly, outstanding limited liability company interests in Solo Stove Holdings, LLC, a Delaware limited liability company (“Solo Stove LLC”), which limited liability company interests constitute and are defined as “Common Units” pursuant to the Amended and Restated Limited Liability Company Agreement of Solo Stove LLC, dated as of October 27, 2021, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement” and such limited liability company interests, the “Common Units”), which LLC Agreement amended and restated that certain Limited Liability Company Agreement of Solo Stove LLC, dated as of October 9, 2020 (the “Prior LLC Agreement”);
WHEREAS, certain Executive Stockholders are party to that certain Amended and Restated Limited Liability Company Agreement of SP SS Blocker Parent, LLC, a Delaware limited liability company (“Blocker”), dated October 9, 2020 (the “Blocker LLC Agreement”);
WHEREAS, certain Stockholders are party to that certain Limited Liability Company Agreement of SS Management Aggregator, LLC (the “Aggregator”), dated October 9, 2020 (the “Aggregator LLC Agreement”);
WHEREAS, the Corporation is contemplating an offering and sale of the shares of Class A common stock, par value $0.001 per share, of the Corporation (the “Class A Common Stock”) in an underwritten initial public offering (the “IPO”) and using a portion of the net proceeds received from the IPO to purchase Common Units;
WHEREAS, pursuant to that certain Common Unit Subscription Agreement by and between the Corporation and Solo Stove LLC, dated as of October 27, 2021 (the “Common Unit Subscription Agreement”), the Corporation will hold Common Units;
WHEREAS, upon consummation of the transactions contemplated by the Common Unit Subscription Agreement, it is contemplated that the Corporation will be admitted as a member, and appointed as the sole managing member of Solo Stove LLC;
WHEREAS, in connection with, and prior to, the consummation of the IPO, it is anticipated that the Summit Parties, the Corporation and certain of their respective affiliates will enter into a series of related transactions pursuant to which the Summit Parties will become holders of the Corporation’s Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”);
WHEREAS, in connection with the IPO, certain of the Stockholders are eligible to exchange their equity securities in Holdings or Aggregator, as applicable, for shares of Class A Common Stock of the Corporation pursuant to the terms of the LLC Agreement;
WHEREAS, the Corporation and the Stockholders are entering into this Agreement to, among other things, continue certain of the covenants, obligations and agreements currently set forth in Article IX of the Prior LLC Agreement, Article IX of the Aggregator LLC Agreement, and Article VII of the Blocker

LLC Agreement, regarding the sale of shares of Common Stock of the Corporation held by Other Holders (as defined below);
WHEREAS, immediately following the consummation of the IPO, the Summit Parties (together with any Permitted Transferees of the Summit Parties, in such capacity, the “Summit Related Parties”) will be the record holders of shares of Class A Common Stock and Class B Common Stock; and
WHEREAS, in order to induce the Summit Parties (x) to approve the sale and issuance of Common Units by Solo Stove LLC to the Corporation and the appointment of the Corporation as the sole managing member of Solo Stove LLC in connection with the IPO and (y) to take such other actions as shall be necessary to effectuate the transactions contemplated by the IPO, the parties hereto desire to set forth their agreement with respect to the matters set forth herein in connection with their respective investments in the Corporation.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Summit Parties agree as follows:
Agreement
Section 1.    Election of the Board of Directors.
(a)    Subject to this Section 1(a), the Summit Parties shall be entitled to designate for nomination by the Corporation’s board of directors (the “Board”) in any applicable election up to that number of individuals, which, assuming all such individuals are successfully elected to the Board, when taken together with any incumbent Summit Director(s) not standing for election in such year, would result in there being four (4) Summit Directors on the Board, one of whom shall be designated as the Chairperson of the Board (unless the Summit Related Parties, in their sole discretion, designate a Director other than a nominee of the Summit Related Parties as the Chairperson of the Board). To the extent possible, the Summit Directors shall be apportioned among separate classes of the three (3) classes of Directors. The right of the Summit Related Parties to designate the Summit Directors as set forth in this Section 1(a) shall be subject to the following: (i) if at any time the Summit Related Parties Beneficially Own, directly or indirectly, in the aggregate less than thirty percent (30%) but at least twenty percent (20%) or more of the Original Amount, the Summit Related Parties shall only be entitled to designate two (2) individuals for nomination pursuant to the first sentence of this Section 1(a), and (ii) if at any time the Summit Related Parties Beneficially Own, directly or indirectly, in the aggregate less than twenty percent (20%) but at least five percent (5%) or more of the Original Amount, the Summit Related Parties shall only be entitled to designate one (1) individual for nomination pursuant to the first sentence of this Section 1(a). The Summit Related Parties shall not be entitled to designate any individuals for nomination pursuant to the first sentence of this Section 1(a) in accordance with this Section 1(a) if at any time the Summit Related Parties Beneficially Own, directly or indirectly, in the aggregate less than five percent (5%) of the Original Amount.
(b)    At any time the Summit Related Parties shall be entitled to nomination rights under this Agreement, the Corporation shall not increase or decrease the number of Directors serving on the Board without the prior written consent of the Summit Related Parties.
(c)    Subject to Section 1(a), the Stockholders hereby agree to vote, or cause to be voted, all outstanding shares of Class A Common Stock and Class B Common Stock, as applicable, held by such Stockholder (or any of their respective Permitted Transferees) at any annual or special meeting of stockholders of the Corporation at which Directors of the Corporation are to be elected or removed, or to take all Necessary Action (including acting by consent) to cause the election or removal of the Summit Directors as a Director, as provided herein.
(d)    For so long as the Summit Related Parties Beneficially Own, directly or indirectly, in the aggregate at least thirty percent (30%) of the Original Amount, the Summit Related Parties shall have the right to designate one member of each committee of the Board; provided, that any such designee shall be a Director and shall be eligible to serve on the applicable committee under applicable law or stock exchange listing standards, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for newly public companies and any applicable phase-in periods). Any additional committee members shall be determined by the Board.
Section 2.    Vacancies and Replacements.
(a)    No reduction in the number of shares of Common Stock that the Summit Related Parties Beneficially Owns shall shorten the term of any incumbent Director.
(b)    The Summit Related Parties shall have the sole right to request that one or more of their designated Directors, as applicable, tender their resignations as Directors of the Board (each, a “Removal Right”), in each case, with or without cause at any time, by sending a written notice to such Director and the Corporation’s Secretary stating the name of the Director or Directors whose resignation from the Board is requested (the “Removal Notice”). If the Director subject to such Removal Notice does not resign within thirty (30) days from receipt thereof by such Director, the Summit Related Parties, as holders of Class A Common Stock and Class B Common Stock, the Corporation and the Board, to the fullest extent permitted by law and, with respect to the Board, subject to its fiduciary duties to the Corporation’s stockholders, shall thereafter take all Necessary Action, including voting in accordance with Section 1(c) to cause the removal of such Director from the Board.
(c)    The Summit Related Parties shall have the exclusive right to designate a replacement Director for nomination or election by the Board to fill vacancies created as a result of not designating their Directors initially or by death, disability, retirement, resignation, removal (with or without cause) of their Directors, or otherwise by designating a successor for nomination or election by the Board to fill the vacancy of their Directors created thereby on the terms and subject to the conditions of Section 1.
Section 3.    Initial Directors.
The initial Summit Directors pursuant to Section 1(a) shall be Matthew Guy-Hamilton (as a Class III Director) and Paul Furer (as a Class II Director).
Section 4.    Restrictions on Transfer of Common Stock.
(a)    General Restrictions on Transfer. Except as otherwise expressly provided in this Section 4 or a Transfer of Institutional Investor Registrable Securities (as defined in the Registration Agreement) that have been registered upon a request by the Institutional Investors pursuant to the Registration Agreement, an Other Holder may Transfer Other Holder Shares only at such time as a Summit Investor is also selling Common Stock in a Sale Transaction and then only up to a number of shares of Common Stock (a “Transfer Amount”) equal to the product of (1) the aggregate number of Other Holder Shares held by such Other Holder immediately prior to such Sale Transaction (excluding for this purpose shares of Common Stock that are already transferable by such Other Holder as a result of one or more Transfer Amounts available to such Other Holder as a result of the application of the next occurring proviso below) multiplied by (2) a fraction, the numerator of which is the aggregate number of shares of Common Stock being sold by the Summit Investors in such Sale Transaction and the denominator of which is the total number of shares of Common Stock held by all Summit Investors immediately prior to such Sale Transaction; provided that, if at the time of any Sale Transaction by a Summit Investor (including as part of the IPO), an Other Holder chooses not to Transfer any Transfer Amount or is otherwise restricted from Transferring or not permitted to Transfer all or any portion of any Transfer Amount at such time (including as part of the IPO), such Other Holder shall retain the right to Transfer an aggregate number of shares of Common Stock equal to such prior Transfer Amount(s) not previously sold by such Other Holder. Upon the written request from time to time of any Other Holder, the Corporation shall inform such Other Holder of the number of shares of Common Stock that such Other Holder may transfer in reliance on this Section 4 subject to the terms and conditions hereof.
(b)    Notification of Planned Sale Transactions. In the event that a Summit Investor plans to sell Common Stock in a Sale Transaction, such Summit Investor will notify the Corporation in writing as promptly as practicable in advance of such Sale Transaction, and the Corporation will, within three (3) days after receiving such notice from such Summit Investor, notify each Other Holder in writing of the proposed Sale Transaction, which written notice shall set forth (i) such Other Holder’s Transfer Amount as a result of such Sale Transaction and (ii) the number of shares of Common Stock, if any, that are already transferable by such Other Holder as a result of one or more Transfer Amounts available to such Other Holder as a result of the application of the proviso in the first sentence of Section 4(a).
(c)    Permitted Transfers. The restrictions on transfer set forth in Section 4(a) shall not apply to any Transfer of Common Stock to a Permitted Transferee; provided that the restrictions contained in this Agreement will continue to be applicable to such Common Stock after any Transfer pursuant to this Section 4(c) and such Permitted Transferee shall agree to be a party to this Agreement on the same terms as the transferor and shall sign a joinder to this Agreement in form and substance reasonably acceptable to the Corporation and the Majority Summit Investors. At least fifteen (15) days prior to the Transfer of Common Stock pursuant to this Section 4(c), the transferee(s) will deliver a written notice to the Corporation, which notice shall disclose in reasonable detail the identity of such transferee(s).
(d)    Applicability of Restrictions on Transfer. Notwithstanding anything in this Agreement to the contrary, the restrictions on transfer set forth in this Section 4 shall not apply to any shares of Common Stock acquired or received by a Stockholder after the closing of the IPO (other than pursuant to the LLC Agreement), except as a result of a stock split, dividend, or similar transaction on shares of Common Stock held as of the IPO.
(e)    Registration Rights Agreement. Simultaneously herewith, the Corporation has entered into that certain Registration Agreement, of even date herewith, by and among the Summit Investors, the Bertram Investors, and certain other parties thereto (the “Registration Agreement”), and the certain Registration Agreement, dated October 9, 2020, by and among certain of the Summit Investors, the Bertram Investors, and certain other parties thereto is hereby terminated.
(f)    Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Common Stock in violation of any provision of this Agreement shall be void, and the Corporation shall not record such Transfer on its books or treat any purported transferee of such Common Stock as the owner of such Common Stock for any purpose.
Section 5.    Covenants of the Corporation and the Summit Related Parties.
(a)    The Board and the Corporation agree to use their reasonable best efforts take all Necessary Action (subject to the Board’s fiduciary duties) to (i) cause the Board to be comprised of at least six (6) Directors or such other number of Directors as the Board may determine, subject to the terms of this Agreement, the Charter or the Bylaws of the Corporation; (ii) cause the individuals designated in accordance with Section 1 to be included in the slate of nominees to be elected to the Board at the next annual or special meeting of stockholders of the Corporation at which Directors are to be elected, in accordance with the Bylaws, Charter and General Corporation Law of the State of Delaware and at each annual meeting of stockholders of the Corporation thereafter at which such Director’s term expires; (iii) cause the individuals designated in accordance with Section 2(c) to fill the applicable vacancies on the Board, in accordance with the Bylaws, Charter, Securities Laws, General Corporation Law of the State of Delaware and the New York Stock Exchange rules; (iv) cause a Summit Director to be the Chairperson of the Board and (v) to adhere to, implement and enforce the provisions set forth in Section 4.
(b)    The Summit Related Parties shall comply with the requirements of the Charter and Bylaws when designating and nominating individuals as Directors, in each case, to the extent such requirements are applicable to Directors generally. Notwithstanding anything to the contrary set forth herein, in the event that the Board determines, within sixty (60) days after compliance with the first sentence of this Section 5(b), in good faith, after consultation with outside legal counsel, that its nomination, appointment or election of a particular Director designated in accordance with Section 1 or Section 2, as applicable, would constitute a breach of its fiduciary duties to the Corporation’s stockholders or does not otherwise comply with any requirements of the Charter, Bylaws or applicable Securities Laws, then the Board shall inform the Summit Related Parties of such determination in writing and explain in reasonable detail the basis for such determination and shall, to the fullest extent permitted by law, nominate, appoint or elect another individual designated for nomination, election or appointment to the Board by the Summit Related Parties (subject to this Section 5(b)). The Board and the Corporation shall, to the fullest extent permitted by law, take all Necessary Action (subject to the Board’s fiduciary duties) required by this Section 5 with respect to the nomination, appointment or election of such substitute designees to the Board.
(c)    For so long as the Summit Related Parties are permitted to nominate a Summit Director, the Corporation agrees not to cause Solo Stove LLC to authorize or issue any additional classes of Equity Securities (as defined in the LLC Agreement) other than Common Units (as defined in the LLC Agreement) without the prior written consent of a majority of the Summit Directors then in office.
Section 6.    Termination.
This Agreement shall terminate upon the earliest to occur of any one of the following events (each a “Stockholders Agreement Termination Event”):
(a)    the Summit Related Parties ceasing to own any shares of Common Stock held as of the IPO;
(b)    the four (4) year anniversary of the IPO; or
(c)    the written consent of the Corporation and the Summit Majority.
Notwithstanding the foregoing, nothing in this Agreement shall modify, limit or otherwise affect, in any way, the rights of the Summit Related Parties set forth in Section 1 or any and all rights to indemnification, exculpation or contribution owed by any of the parties hereto, to the extent arising out of or relating to events occurring prior to the date of termination of this Agreement or the date the rights and obligations of such party under this Agreement terminates in accordance with this Section 6.
Section 7.    Definitions.
As used in this Agreement, any term that it is not defined herein, shall have the following meanings:
“Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control or common investment management with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and such “control” shall be conclusively presumed if any Person owns 50% or more of the voting capital stock or other equity securities, directly or indirectly, of any other Person, (ii) if such Person is a partnership (including limited partnership) or limited liability company, any partner or member thereof and (iii) without limiting the foregoing and with respect only to the Summit Investors and the Bertram Investors, any investment fund controlled by, as applicable, Summit Partners, L.P. or of which Summit Partners, L.P. serves as investment adviser or any other Person controlled by a majority-in-interest of its direct and indirect partners and members, or Bertram Capital Management, LLC or of which Bertram Capital Management serves as investment adviser or any other Person controlled by a majority-in-interest of its direct and indirect partners and members.
“Beneficially Own” shall mean that a specified person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote shares of capital stock of the Corporation.
“Bertram Investors” shall mean collectively, Bertram Growth Capital III, L.P., a Delaware limited partnership, Bertram Growth Capital III-A, L.P., a Delaware limited partnership, and Bertram Growth Capital III Annex Fund, L.P., a Delaware limited partnership, any of their respective partners, members or Affiliates, and any of their respective Transferees or Affiliates of the foregoing which are stockholders of the Corporation or Member (as defined in the Prior LLC Agreement) of Solo Stove LLC, each Person for whom Bertram Capital Management, LLC or any of its Affiliates controls the voting or other exercise of rights by such Person with respect to the Corporation or Solo Stove LLC, and their Permitted Transferees. Additionally, for so long as any of NB Crossroads Private Markets Fund V Holdings LP, NB Crossroads XXII-MC Holdings LP, NB Select Opps II MHF LP, or NB Gemini Fund LP or their Affiliates is a stockholder of the Corporation, Member (as defined in the Prior LLC Agreement) of Solo Stove LLC or a Member (as defined in the Blocker LLC Agreement) of Blocker, such Persons shall be deemed to be Bertram Investors for purposes of this Agreement. For the avoidance of doubt, the Bertram Investors are intended third party beneficiaries of this Agreement.
“Board” means the board of directors of the Corporation.
“Bylaws” means the amended and restated bylaws of the Corporation, dated as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.
“Charter” means the amended and restated certificate of incorporation of the Corporation, effective as of the date hereof, as the same may be further amended, restated, amended and restated or otherwise modified from time to time.
“Common Stock” means (i) shares of the Class A Common Stock, (ii) shares of Class B Common Stock, and (iii) all Underlying Class A Shares.
“Director” means a member of the Board.
“Estate Planning Vehicle” means, with respect to any Person that is a natural person, (a) a trust which is at all times controlled by such Person under which a distribution of such trust’s Common Stock may be made only to beneficiaries who are such Person, his or her spouse, his or her parents or his or her lineal descendants, (b) a charitable remainder trust which is at all times controlled by such Person, the income from which will be paid to such Person during his or her life, (c) a corporation, the sole assets of which are Common Stock, and at all times the majority and controlling shareholder of which is only such Person and the remaining shareholders of which are either such Person or his or her spouse, his or her parents or his or her lineal descendants and (d) a partnership or limited liability company, the sole assets of which are Common Stock, and at all times the general partner or managing or majority member of which is only such Person, and the remaining partners or members of which are either such Person or his or her spouse, his or her parents or his or her lineal descendants.
“Executive” means any Person rendering services to the Corporation or any of its Subsidiaries as an officer, manager, employee or independent contractor; provided that no Summit Investor or Bertram Investor shall be an “Executive” hereunder; provided further that none of Jan Brothers Holdings, Inc., Jeff Jan or Spencer Jan shall be an “Executive” hereunder.
“Executive Stockholder” means any Stockholder who is or was an Executive or any Stockholder which has any direct or indirect stockholders, partners, trust grantors, beneficiaries, members or other owners who are or were Executives or Permitted Transferees of Executives.
“Family Group” means, as to any particular natural person, (i) such person’s spouse and descendants (whether natural or adopted), (ii) any trust solely for the benefit of such person or such person’s spouse or descendants or other trusts solely for the benefit of the foregoing and (iii) any partnerships, corporations or limited liability companies where the only partners, shareholders or members are such person or such person’s spouse, descendants or trusts referred to in clause (ii) of this definition.
“Investor Affiliated Person” means, with respect to any Summit Investor or Bertram Investor, any current or former officer, employee, manager, director, (direct or indirect) member, (direct or indirect) partner or co-investor of any of the Summit Investors or any of the Bertram Investors, as applicable, or any current or former officer, employee, manager, director, (direct or indirect) member, (direct or indirect) partner or coinvestor of any affiliated investment fund, management entity or investment vehicle of, as applicable, any Summit Investor (including, for the avoidance of doubt, the admittance of new limited partners or transfers among limited partners of any investment fund or management entity affiliated with Summit Partners, L.P.) or any Bertram Investor (including, for the avoidance of doubt, the admittance of new limited partners or transfers among limited partners of any investment fund or management entity affiliated with Bertram Capital Management, LLC), or any Affiliate or member of the Family Group of any of the foregoing.
“Majority Summit Investors” shall mean the Summit Investors holding a majority of the Common Stock held by all Summit Investors.
“Necessary Action” means, with respect to a specified result, all commercially reasonable actions required to cause such result that are within the power of a specified Person, including (i) voting or providing a consent or proxy with respect to the equity securities owned by the Person obligated to undertake the necessary action, (ii) causing any Director appointed or designated by, or affiliated with or employed by, such specified Person to vote in favor of or consent to the specified result, (iii) voting in favor of the adoption of stockholders’ resolutions and amendments to the organizational documents of the Corporation, (iv) executing (or causing such Person’s employees or representatives to execute) agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.
“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board or any committee of the Board authorized to perform the function of recommending to the Board the nominees for election as Directors or nominating the nominees for election as Directors.
“Original Amount” means the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding upon completion of the IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in the Corporation’s capitalization.
“Other Holder” means an Other Stockholder and its Permitted Transferees.
“Other Holder Shares” means a number of shares of Common Stock equal to the shares of Common Stock held by an Other Holder as of the closing of the IPO (as adjusted for any stock split, dividend, or similar transaction).
“Permitted Transferees” means, (i) with respect to any Person who is an individual or a member of the Family Group of an individual, a member of such Person’s Family Group, for so long as such Person remains a member of such Person’s Family Group, (ii) with respect to any Person who is an individual, the executors, conservators and representatives of such Person in the event of the death or permanent disability of such Person, (iii) with respect to any Person that is an entity (other than any Executive Stockholder), any of such Person’s controlled Affiliates (or Affiliates described in clause (iii) of the definition of Affiliates), and (iv) with respect to any Stockholder Entity, any Person that is a Stockholder Entity Holder, (v) with respect to any Summit Investor or Bertram Investor, any Investor Affiliated Person, or (vi) with respect to a natural person and for estate-planning purposes of such Member, an Estate Planning Vehicle of such Person.
“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity or organization, including a government or any subdivision or agency thereof.
“Public Sale” means any sale of Common Stock (i) to the public pursuant to an offering registered under the Securities Act, and (ii) to the public pursuant to Rule 144 under the Securities Act (or any similar rule then in effect) effected through a broker, dealer or market maker.
“Sale Transaction” means a Public Sale or in any other transaction in which an Summit Investor Transfers shares of Common Stock to a party other than a Permitted Transferee.
“Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Stockholder Entity” means any Stockholder that is a corporation, limited liability company, partnership or other entity (other than any Summit Investor or Bertram Investor).
“Stockholder Entity Holders” means, collectively, each of the holders of Stockholder Entity Securities.
“Stockholder Entity Securities” means any outstanding equity securities or rights to acquire equity securities of any kind or outstanding indebtedness of any Stockholder Entity.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof or the power to elect or appoint a majority of the managers or governing body thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the sole, or a majority of the, managing director(s), managing member(s), manager(s), board of managers or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Corporation.
“Summit Director” means any Director who had initially been designated nomination by the Summit Related Parties in accordance with Section 1(a).
“Summit Investors” means Summit Parties and their Permitted Transferees.
“Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof or an offer or agreement to do the foregoing. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. Notwithstanding the foregoing but subject to the next sentence, a transfer of any direct or indirect interest in an institutional investor that is a Stockholder or a direct or indirect owner of a Stockholder shall not constitute a “Transfer” for purposes of this Agreement. For the avoidance of doubt, a Transfer of any interest in any entity that is not an institutional investor that is a Stockholder or a direct or indirect owner of a Stockholder shall be deemed a Transfer for purposes of this Agreement.
“Underlying Class A Shares” means all shares of Class A Common Stock issuable upon redemption of Common Units (including under the LLC Agreement), assuming all such Common Units are redeemed for Class A Common Stock on a one-for-one basis.
Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) each defined term has its defined meaning throughout this Agreement, whether the definition of such term appears before or after such term is used; and (vii) the word “or” shall be disjunctive but not exclusive. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
Section 8.    Choice of Law and Venue; Waiver of Right to Jury Trial.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A DELAWARE FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.
(b)    IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR IF (AND ONLY IF) SUCH COURT FINDS IT LACKS SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE (COMPLEX COMMERCIAL DIVISION), OR IF UNDER APPLICABLE LAW, SUBJECT MATTER JURISDICTION OVER THE MATTER THAT IS THE SUBJECT OF THE ACTION OR PROCEEDING IS VESTED EXCLUSIVELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND APPELLATE COURTS FROM ANY THEREOF, WITH RESPECT TO ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION 8(B) AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS; (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 9.    Remedies.
The Corporation and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages alone would not be an adequate remedy for any breach of the provisions of this Agreement and that the Corporation or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement either as an exclusive remedy or in combination with claims for monetary damages.
Section 10.    Notices.
Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by electronic mail, or by first class mail, or by Federal Express or other similar courier or other similar means of communication, as follows:
(a)    If to the Summit Parties, addressed as follows:
c/o Summit Partners, L.P.
222 Berkeley Street, 18th Floor
Attn: Matthew Guy-Hamilton
E-mail: mhamilton@summitpartners.com
with a copy (which copy shall not constitute notice) to:
Kirkland & Ellis LLP
200 Clarendon Street
Boston, Massachusetts 02116
Attn: Matthew D. Cohn, P.C.; Dave Gusella
E-mail: Mathew.cohn@kirkland.com; dave.gusella@kirkland.com
(b)    If to the Corporation, addressed as follows:
Solo Brands, Inc.
1070 S. Kimball Ave., Suite 121
Southlake, Texas 76092
Attn: Kent Christensen
E-mail: kent.christensen@solostove.com

with a copy (which copy shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn: Ian Schuman, John Chory and Adam Gelardi
E-mail: ian.schuman@lw.com; john.chory@lw.com; adam.gelardi@lw.com

(c)    If to any Other Holder, the address then on record with the Company.
or, in each case, to such other address or email address as such party may designate in writing to each party by written notice given in the manner specified herein. All such communications shall be deemed to have been given, delivered or made when so delivered by hand, on the next business day if sent by overnight courier service (with confirmed delivery) or when received if sent by first class mail, or in the case of notice by electronic mail, when the relevant email enters the recipient’s server.
Section 11.    Assignment.
Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned (by operation of law or otherwise) without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that each of the Stockholders is permitted to assign this Agreement to its respective Permitted Transferees in connection with a permitted transfer thereto of Common Units, Class A Common Stock or Class B Common Stock,

as applicable. Furthermore, each of the Stockholders shall cause any such Permitted Transferee to become a party to this Agreement upon completion of any such permitted transfer.
Section 12.    Amendment and Modification; Waiver.
This Agreement may be amended, modified or waived with the written consent of the Company and the Majority Summit Investors; provided that the definitions of “Permitted Transferees” and “Affiliates” may not be narrowed as it relates to the Other Holders, in each case without the prior written consent of the Other Holders holding a majority of the shares of Common Stock held by all Other Holders. If the terms of any such amendment, modification or waiver requiring the consent of the Summit Investors in accordance with the first sentence of this Section 12 would adversely affect in any material respect the rights and obligations of any Other Holder or group of Other Holders in an adverse manner materially different than the Summit Investors, then such amendment, modification or waiver shall also require the written consent of the holders of a majority of the Common Stock held by all Other Holders so adversely affected.
Section 13.    Severability.
If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (b) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.
Section 14.    Counterparts.
This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
Section 15.    Further Assurances.
At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.
Section 16.    Titles and Subtitles.
The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
Section 17.    Representations and Warranties.
(a)    Each of the Stockholders, and each Person who becomes a party to this Agreement after the date hereof, severally and not jointly and solely with respect to itself, represents and warrants to the Corporation as of the time such party becomes a party to this Agreement that (i) if applicable, it is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly executed by such party and is a valid and binding agreement of such party, enforceable against such party in accordance with its terms; (iii) the execution, delivery and performance by such party of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such party is a party or, if applicable, the organizational documents of such party; and (iv) such Stockholder is the owner of the number of equity securities of Holdings, Blocker, or the Aggregator, as applicable, set forth on Schedule III hereto as of the date hereof.
(b)    The Corporation represents and warrants to each other party hereto that (i) the Corporation is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Corporation and is a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms; and (iii) the execution, delivery and performance by the Corporation of this Agreement does not violate or conflict with or result in a breach by the Corporation of or constitute (or with notice or lapse of time or both constitute) a default by the Corporation under the Charter or Bylaws, any existing applicable law, rule, regulation, judgment, order, or decree of any governmental authority exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Corporation or any of its Subsidiaries or any of their respective properties or assets, or any agreement or instrument to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries or any of their respective properties or assets may be bound.
Section 18.    No Strict Construction.
This Agreement shall be deemed to be collectively prepared by the parties hereto, and no ambiguity herein shall be construed for or against any party based upon the identity of the author of this Agreement or any provision hereof.
Section 19.    Entire Agreement.
Except as otherwise expressly set forth herein, this Agreement and the Registration Rights Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including the LLC Agreement, the Blocker LLC Agreement, and the Aggregator LLC Agreement, which agreements will terminate following and conditioned upon the closing of the IPO. For the avoidance of doubt, this Agreement shall not supersede or preempt any obligations of any Stockholder under any “lock up” agreement executed by any Stockholder in connection with any registered offering of Common Stock from time to time during the term of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.
SOLO BRANDS, INC.

By:    /s/ John Merris
Name:    John Merris
Title:    Chief Executive Officer

[STOCKHOLDER SIGNATURE PAGES OMITTED]

[Signature Page to Stockholders Agreement]

Schedule I
Summit Parties
Summit Partners Growth Equity Fund X-A, L.P.
Summit Partners Growth Equity Fund X-B, L.P.
Summit Partners Growth Equity Fund X-C, L.P.
Summit Investors X, LLC
Summit Investors X (UK), L.P.
Summit Partners Subordinated Debt Fund V-A, L.P.
Summit Partners Subordinated Debt Fund V-B, L.P.
SP-SS Aggregator LLC

Schedule II
Other Stockholders
Bertram Growth Capital III, L.P.
Bertram Growth Capital III-A, L.P.
Bertram Growth Capital III Annex Fund, L.P.
NB Select Opps II MHF LP
NB Gemini Fund LP
NB Crossroads XXII - MC Holdings LP
NB Crossroads Private Markets Fund V Holdings LP
TriVista Investment Partners I, LLC
Amanda Gosney
Andrea Tarbox
Andrew Hill
Anna Jobe
Anton Willis
Ardavan Sobhani
Ashley Spencer
Ashley VanWinkle
Austin Freed
Brandon Leatherwood
Caleb Campbell
Cassidy Bunting
Darcie Howhald
David Wardell
Emma Smith
Eric Jan Holdings, Inc.
Hunter Leeming
Jack Wilson

James Hargett
Jan Brothers Holdings, Inc.
Jennifer Carter
Joe Leon LLC
Joseph Avery
Kaitlin Setser
Katharine Garton
Kay Lin Nelson
Kelley McCuen
Kendal Cooper
Kevin Dopp
Kevin Page
Kyle Hency
Lauren Neville
Mario Ramirez
Mason Robinson
Matt Wardell
Mickle Holdings LLC
Niquolas Lagleva
Nishant Khanduja
Patemiller Holdings, Inc.
Philip Mills
Preston Rutherford
Rachel Black
Sarah Swanson
Sheri Medlenka
Shift4Holdings LLC
SS Management Aggregator, LLC

Tessa Johnston
Thomas Montgomery
Timothy Durgin
Timothy Kauer
Travis Harrell
William Grube
William R Castillo

Schedule III
Equity Interests
[On File With Company]